Exhibit 107
Calculation of Filing Fee Table

Form S-1
(Form Type)

Remark Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price (1)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.001 per share	457(c)	4,237,290	$1.95	$8,262,716	$0.0000927	$766
Equity	Common stock, par value $0.001 per share, issuable upon exercise of Investor Warrants (2)	457(c)	4,237,290	1.95	8,262,716	0.0000927	766
Equity	Common stock, par value $0.001 per share, issuable upon exercise of Financial Advisor Warrants (2)	457(c)	127,118	1.95	247,880	0.0000927	23
Others	Financial Advisor Warrants (3)	457(o)	—	—	—	—	—
	Total Offering Amounts				$16,773,312		$1,555
	Fees Previously Paid						$1,555	(4)
	Total Fee Offsets						—
	Net Fee Due						—

(1)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low sales prices of the Registrant’s common stock, as reported on the Nasdaq Capital Market on October 28, 2021.

(2)Pursuant to Rule 416 under the Securities Act, also includes an indeterminable number of shares of common stock that may become issuable by reason of stock splits, stock dividends, and similar transactions.

(3)No fee is required pursuant to Rule 457(g) under the Securities Act.

(4)Previously paid in connection with the initial filing of the Form S-3 Registration Statement.